                                 EMPLOYMENT AGREEMENT


            THIS AGREEMENT between Arcadia Financial Ltd. (the "Company") and Robert A. Marshall (the "Executive") is dated as of this 20th day of January, 1999.

                               W I T N E S S E T H :

            WHEREAS, the Company and the Executive have agreed to enter into an agreement providing the Company and the Executive with certain rights to assure the Company of continuity of management;

            NOW, THEREFORE, in consideration of the premises and mutual covenants herein contained, it is hereby agreed by and between the Company and the Executive as follows:

            1. EFFECTIVE DATE; TERM. This Agreement shall govern the terms and conditions of Executive's employment commencing as of February 1, 1999 (the "Effective Date").

            2.    PRIOR EMPLOYMENT AGREEMENT.  Intentionally omitted.

            3. RETENTION PERIOD. The Company agrees to continue the Executive in its employ, and the Executive agrees to remain in the employ of the Company, for the period (the "Retention Period") commencing on the Effective Date and ending on the date of any termination of the Executive's employment in accordance with Section 6 of this Agreement.

            4. POSITION AND DUTIES. (a) CHANGE IN POSITION PRIOR TO CHANGE OF CONTROL. During the Retention Period, prior to a Change of Control (as hereinafter defined), the Executive's position (including titles), authority and responsibilities as an officer of the Company shall be at least commensurate with the highest of those held or exercised by him at any time during the 90-day period immediately following the Effective Date; provided, however, that the Chief Executive Officer of the Company may, in his sole discretion, make changes to the Executive's position (including titles), authority and responsibilities if he determines in good faith that such changes are appropriate in light of the Company's business plan including, without limitation, financial, strategic and operating objectives, and, provided further, that in the event the Chief Executive Officer elects to make a reduction in the Executive's position, authority or responsibilities pursuant hereto, such changes shall not otherwise impact or in any way reduce the Executive's compensation and benefits under Section 5 or the Company's obligations under this Agreement including, without limitation, its obligations under Section 7(d) hereof.

            (b) CHANGE IN POSITION AFTER CHANGE OF CONTROL. In the event a Change of Control (as hereinafter defined) occurs during the Retention Period, thereafter the Executive's position (including titles), authority and responsibilities shall be at least commensurate with the highest of those held or exercised by him at any time during the 10-day period immediately preceding the date of the Change of Control.


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

            (c) CHANGE OF CONTROL. As used herein the term "Change of Control" shall mean the closing of any transaction or series of transactions by which the Company shall merge with (whether or not the Company is the surviving entity) or consolidate into any other person or lease or sell substantially all of its and its subsidiaries' assets (other than asset sales in connection with automobile loan securitization transactions) substantially as an entirety to any other person or by which any person, entity or group (within the meaning of Rule 13d-5 under the Securities Exchange Act of 1934) acquires, directly or indirectly, 51% or more of the Company's outstanding common stock (calculated on a fully diluted basis).

            (d) BUSINESS TIME. During the Retention Period, the Executive shall devote his full business time during normal business hours to the business and affairs of the Company and use his best efforts to perform faithfully and efficiently the responsibilities assigned to him hereunder, to the extent necessary to discharge such responsibilities, except for

                    (i) reasonable time spent in serving on corporate, civic or charitable boards or committees of the nature similar to those on which the Executive served prior to the Effective Date, in each case only if and to the extent not substantially interfering with the performance of such responsibilities,

                   (ii) reasonable time spent in managing the Executive's investment portfolio, but only if and to the extent not substantially interfering with the performance of such responsibilities, and

                  (iii) periods of vacation and sick leave to which he is entitled.

It is expressly understood and agreed that the Executive's continuing to serve on any boards and committees on which he is serving or with which he is otherwise associated immediately preceding the Effective Date shall not be deemed to interfere with the performance of the Executive's services to the Company. The Executive shall be entitled to serve on additional outside boards and committees with the prior written consent by the Chief Executive Officer of the Company.

            (e) PLACE OF PERFORMANCE. During the Retention Period, the Executive's principal places of performance will be at the Company's offices in Minneapolis, Minnesota and at his office located in Ambler, Pennsylvania, with the Executive dividing his time between the two locations on such basis as shall be mutually agreeable to the Executive and the Company, except for reasonably required travel on behalf of the Company.

            5. COMPENSATION AND BENEFITS. (a) BASE SALARY. During the first year of the Retention Period, the Executive shall receive a base salary ("Base Salary") at a monthly rate of Twelve Thousand Five Hundred and 00/100 Dollars ($12,500.00). The Base Salary shall be reviewed at least once each year after the Effective Date, and may be increased (but not decreased) at any time and from time to time by action of the Board or any committee thereof or any individual having authority to take such action in accordance with the Company's regular practices. Neither payment of the Base Salary nor payment of any increased Base Salary after


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the Effective Date shall serve to limit or reduce any other obligation of the
Company hereunder. For purposes of the remaining provisions of this Agreement, the term "Base Salary" shall mean Base Salary as defined in this
Section 5(a) or, if increased after the Effective Date, the Base Salary as so increased.

            (b) ANNUAL BONUS. In addition to the Base Salary, the Executive shall be eligible for each fiscal year of the Company during the Retention Period an annual bonus, with the target amount at least equal to $150,000, and vesting and payment thereof to be based on reasonable and customary criteria consistent with the Company's practices for the Chief Operating Officer of the Company (the "Annual Bonus"), provided however, for the years 1999 through 2000 eighty percent (80%) of the Executive's Annual Bonus shall be applied toward participation in the Company's 1998-2000 Restricted Stock Election Plan. If the Executive is employed for less than a full fiscal year in either the first or final fiscal year of the Retention Period, the Executive shall be eligible to receive an amount with respect to such fiscal year at least equal to the amount of the Annual Bonus multiplied by a fraction, the numerator of which is the number of days in such fiscal year occurring during the Retention Period and the denominator of which is
365. In the event the Executive has elected to receive his or her Annual Bonus for such year in the form of restricted shares of the Common Stock of the Company, upon termination of the Executive's employment for any reason the Executive shall be deemed to have revoked such election as to any then unvested shares of such restricted stock and the Executive's pro-rated Annual Bonus for such year shall be determined based upon the amount of the cash Annual Bonus the Executive would have received absent such election. Each amount payable in respect of the Executive's Annual Bonus shall be paid not later than 90 days after the fiscal year next following the fiscal year for which the Annual Bonus (or pro-rated portion) is earned or awarded. Neither the Annual Bonus nor any bonus amount paid in excess thereof after the Effective Date shall serve to limit or reduce any other obligation of the Company hereunder.

            (c) FRINGE BENEFITS. Subject to the Company's rights under subsection (vi) of this Section 5(c), during the Retention Period, the Company shall provide the following fringe benefits to Executive:

                    (i) HEALTH, DISABILITY AND LIFE INSURANCE. Subject to satisfaction of the eligibility requirements of such plans and the rules and regulations applicable thereto, Executive and his family members shall be entitled to be covered by the Company's group health and dental insurance plans presently in effect or hereafter adopted by the Company and applicable to employees of the Company generally and Executive shall be entitled to be covered by the Company's group disability and life insurance plans presently in effect or hereafter adopted by the Company and applicable to the employees of the Company in general. The Company shall pay the premiums associated with such coverage. In the event Executive makes a claim against any disability policy provided to Executive by the Company pursuant to this Section 5(c)(i) and such policy calls for a waiting period which is applicable to Executive's claim, the Company shall pay to Executive during such waiting period his monthly base salary due during such period and shall provide the other benefits due him under this Section 5(c)(i).


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                   (ii)  VACATION.  Executive shall be entitled to four weeks of vacation each year of the Retention Period, without loss of compensation or other benefits pursuant to such general policies and procedures of the Company as are from time to time adopted by the Company.

                  (iii) EXPENSE REIMBURSEMENT. Executive shall be reimbursed by the Company for all reasonable expenses incurred by him in connection with the conduct of the Company's business for which he furnishes appropriate documentation.

                   (iv) AUTOMOBILE. The Company shall at the Company's option either (A) provide to Executive use of an automobile to be used by Executive in conducting the Company's business; or (B) pay to Executive a monthly auto expense in the amount of not less than Four Hundred Dollars ($400) per month. In addition, in the event the Company provides to Executive an automobile, the Company shall reimburse Executive (1) an amount equal to the reasonable cost of insuring and maintaining the automobile used by Executive for the Company's business, and (2) the cost of maintenance and the cost of gasoline and oil used in the automobile, and in the event of a loss under the policies insuring said automobile, the amount of any deductible thereunder applicable to such loss. Such insurance and the coverage and deductibles thereof shall cover both the business and personal use of such automobile by Employee, his family and invitees and shall include such other terms and conditions as are reasonably acceptable to Executive. Any such reimbursements shall be made upon the Company's receipt of invoices evidencing incurrence of such expenses. Executive shall also be paid a monthly amount equal to the reasonable value of personal use of such automobile, determined in accordance with applicable federal income tax regulations.

                    (v) CLUB DUES. The Company shall provide to Executive and his family a membership at Olympic Hills Golf Club and shall reimburse the Executive for the reasonable cost of the monthly or annual dues, as the case may be, paid by Executive to maintain such membership. The Company shall also reimburse Executive the reasonable cost of the monthly or annual dues, as the case may be, paid by Executive to maintain his status as a member of the Flagship Athletic Club or of any other athletic club having equal or lesser membership costs in lieu of such club.

                   (vi) REDUCTION IN BENEFITS. At any time, and from time to time, prior to a Change of Control, the Company shall be entitled to reduce the benefits provided to the Executive under this Subsection (c) provided that any such reduction must be made concurrently with an equal reduction to the fringe benefits granted to all executives holding the office of Executive Vice President.

            6. TERMINATION. (a) DEATH OR DISABILITY. The Executive's employment shall terminate automatically upon his death. The Company may terminate Executive's employment during the Retention Period, after having established the Executive's Disability, by giving the Executive written notice of its intention to terminate his employment, and his employment with the Company shall terminate effective on the 90th day after receipt of such notice if, within 90 days after such receipt, the Executive shall fail to return to full-time performance of his duties.


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For purposes of this Agreement, "Disability" means disability which, after the expiration of more than 26 weeks after its commencement, is determined to be total and permanent by a physician selected by the Company or its insurers and acceptable to the Executive or his legal representatives (such agreement to acceptability not to be withheld unreasonably).

            (b) VOLUNTARY TERMINATION. Notwithstanding anything in this Agreement to the contrary, the Executive may, upon not less than 15 days advance written notice to the Company, voluntarily terminate employment during the Retention Period for any reason, provided that any termination by the Executive pursuant to Section 6(d) of this Agreement on account of Good Reason (as defined therein) shall not be treated as a voluntary termination under this
Section 6(b).

            (c) CAUSE. The Company may terminate the Executive's employment during the Retention Period for Cause. As used in this Agreement, the term "Cause" shall mean (i) any fraud, misappropriation or embezzlement by the Executive in connection with the business of the Company or any of its subsidiaries, (ii) any conviction of a felony or a gross misdemeanor by the Executive that has or can reasonably be expected to have a detrimental effect on the Company or any of its subsidiaries, (iii) any gross neglect by the Executive of the duties assigned to him or her hereunder which continues for a period of 90 days after written notice to the Executive of such neglect, or, (iv) any material breach by Executive of any provisions of Section 12 of this Agreement. It is understood and agreed that the Company may not terminate Executive's employment for Cause in the event Executive is unable to perform his or her duties due to partial or permanent or temporary or total disability from injury or sickness.

            (d) GOOD REASON. The Executive may terminate his employment during the Retention Period for Good Reason. For purposes of this Agreement, "Good Reason" means:

                    (i) without the Executive's prior written consent, the Company or any of its officers takes or fails to take any action which changes the Executive's position (including titles), authority or responsibilities which is inconsistent with Section 4 of this Agreement or reduces the Executive's ability to carry out his duties and responsibilities under Section 4 of this Agreement provided that any change which is permissible under Section 4(a) of this Agreement shall not constitute "Good Reason"; or

                   (ii) any failure by the Company to comply with any of the provisions of Section 5 of this Agreement, other than an insubstantial or inadvertent failure remedied by the Company promptly after receipt of notice thereof from the Executive, provided however, a reduction in the fringe benefits granted to the Executive pursuant to Section 5(c)(v) hereof which is consistent with reductions thereto made to the fringe benefits granted to all executives holding the office of Executive Vice President during the Retention Period shall not constitute "Good Reason"; or

                  (iii) any failure by the Company to obtain the assumption of and agreement to perform this Agreement by a successor as contemplated by
      Section 13(b) of this Agreement.


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            (e)   WITHOUT CAUSE.  The Company may terminate the Executive's
employment during the Retention Period without Cause. The Company shall give Executive at least 15 days' advance written notice of any termination of Executive's employment which is not for Cause and not on account of Executive's Disability.

            (f) NOTICE OF TERMINATION. Any termination of Executive's employment by the Company for Cause or by the Executive for Good Reason during the Retention Period shall be communicated by Notice of Termination to the other party hereto given in accordance with Section 14(c) of this Agreement. For purposes of this Agreement, a "Notice of Termination" means a written notice given, in the case of a termination by the Company for Cause, within 10 business days of the Company's having actual knowledge of all of the events giving rise to such termination, and in the case of a termination by Executive for Good Reason, within 180 days of the Executive's having actual knowledge of the events giving rise to such termination, and which (i) indicates the specific termination provision in this Agreement relied upon,
(ii) sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive's employment under the provision so indicated, and (iii) if the termination date is other than the date of receipt of such notice, specifies such termination date (which date shall be not more than 15 days after the giving of such notice). The failure by the Executive to set forth in the Notice of Termination any fact or circumstance which contributes to a showing of Good Reason shall not waive any right of the Executive hereunder or preclude the Executive from asserting such fact or circumstance in enforcing his rights hereunder.

            (g) DATE OF TERMINATION. For purposes of this Agreement, the term "Date of Termination" means (i) in the case of a termination for which a Notice of Termination is required, the date of receipt of such Notice of Termination or, if later, the date specified therein and (ii) in all other cases, the actual date on which the Executive's employment terminates during the Retention Period.

            7.    OBLIGATIONS OF THE COMPANY UPON TERMINATION.  (a)  DEATH.
If the Executive's employment is terminated during the Retention Period by reason of the Executive's death, this Agreement shall terminate without further obligations to the Executive's legal representatives under this Agreement other than those obligations accrued hereunder at the date of his death, including, for this purpose (i) the Executive's full Base Salary through the Date of Termination, (ii) the product of the target Annual Bonus for the year in which the death occurred and a fraction, the numerator of which is the number of days in the current fiscal year of the Company through the Date of Termination, and the denominator of which is 365 (the "Pro-rated Bonus Obligation"). For the purposes of computing the Pro-rated Bonus Obligation, the Executive shall be deemed to have revoked his election, if any, to receive such bonus in the form of restricted stock of the Company and to have earned the maximum cash Annual Bonus which he was eligible to earn for the year in which the termination occurred, (iii) any compensation previously deferred by the Executive (together with any accrued earnings thereon) and not yet paid by the Company, (iv) any other amounts or benefits then owing to the Executive under any of the Company's incentive compensation plans, stock option plans, restricted stock plans or other similar plans as determined pursuant to the terms of such plans and this Agreement and (v) any amounts or benefits owing to the Executive under any of the Company's employee benefit plans or policies (such amounts specified in clauses (i), (ii), (iii),


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(iv) and (v) are hereinafter referred to as "Accrued Obligations").  Unless otherwise directed by the Executive prior to his death, all Accrued Obligations shall be paid to the Executive's estate.

            (b) DISABILITY. If the Executive's employment is terminated by reason of the Executive's Disability, the Executive shall receive all Accrued Obligations and, in addition, from the Date of Termination until the date when the Retention Period would otherwise have terminated, shall continue to participate in or be covered under the benefit plans and programs referred to in Section 5(c)(i) of this Agreement or, at the Company's option, to receive equivalent benefits by alternate means at least equal to those provided in accordance with Section 5(c)(i) of this Agreement. Anything in this Agreement to the contrary notwithstanding, the Executive shall be entitled to receive disability and other benefits at least equal to the most favorable level of benefits available to disabled employees and/or their families in accordance with the plans, programs and policies maintained by the Company or its affiliates relating to disability at any time during the 90-day period immediately preceding the Effective Date.

            (c) CAUSE AND VOLUNTARY TERMINATION. If, during the Retention Period, the Executive's employment shall be terminated for Cause or voluntarily terminated by the Executive (other than on account of Good Reason), the Executive shall receive all Accrued Obligations other than the Pro-rated Bonus Obligation.

            (d) TERMINATION BY COMPANY OTHER THAN FOR CAUSE OR DISABILITY AND TERMINATION BY EXECUTIVE FOR GOOD REASON. LUMP SUM PAYMENT. If, during the Retention Period, the Company terminates the Executive's employment other than for Cause or Disability, or the Executive terminates his employment for Good Reason, the Executive shall receive all Accrued Obligations. In addition, the Company shall pay to the Executive in a lump sum, a cash amount equal to two (2) times the sum of the following amounts:

                  (1) the Executive's annual Base Salary at the rate specified in Section 5(a) of this Agreement;

                  (2) an amount equal to the target cash Annual Bonus determined without proration payable to the Executive in respect to the calendar year in which the termination event occurred;

                  (3) an amount equal to the average annual amount paid and/or reimbursed to the Executive pursuant to Section 5(c)(iv) hereof during the two calendar years preceding the Date of Termination; and

                  (4) the present value, calculated using the annual federal short-term rate as determined under Section 1274(d) of the Code, of (without duplication) the annual cost to the Company (based on the premium rates or other costs to it) of obtaining coverage equivalent to the coverage under the plans and programs described in Section 5(c)(i) of this Agreement;

            provided, however, that with respect to the life and medical insurance coverage referred to in Section 5(c)(i) of this Agreement, at the Executive's election made


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            prior to the Date of Termination, the Company shall use its best efforts to secure conversion coverage and shall pay the cost of such coverage in lieu of paying the lump sum amount attributable to such life or medical insurance coverage.

In consideration of the Company's payment of the amounts payable to the Executive pursuant to this Subsection 7(d) and the Executive's acceptance thereof, the Executive and the Company shall enter into a mutual release in a form acceptable to the Executive and the Company releasing each other and their respective agents from all claims arising from or in any way related to the Executive's employment by the Company and the termination of such employment relationship. The Executive shall not receive any of the amounts payable pursuant to this Subsection 7(d) until after the Executive has executed and delivered the release to the Company and all rescission periods under applicable state and federal laws have expired without rescission of the release by the Executive. The Company shall make such payment within fifteen (15) days after the longest applicable rescission period has elapsed without rescission.

            8. NON-EXCLUSIVITY OF RIGHTS. Nothing in this Agreement shall prevent or limit the Executive's continuing or future participation in any benefit, bonus, incentive or other plan or program provided by the Company or any of its affiliated companies and for which the Executive may qualify, nor shall anything herein limit or otherwise prejudice such rights as the Executive may have with respect to awards granted to him prior to or during the Retention Period under any stock option, restricted stock or other plans or agreements with the Company or any of its affiliated companies except as to restrictions on the Executive's rights to any restricted stock received by the Executive in lieu of a cash Annual Bonus as set forth in Sections 5(b), 7(a) and 7(d) of this Agreement. Amounts which are vested benefits or which the Executive is otherwise entitled to receive under any plan or program of the Company or any of its affiliated companies shall be payable in accordance with such plan or program.

            9.    CERTAIN ADDITIONAL PAYMENTS BY THE COMPANY.

            (a) Anything in this Agreement to the contrary notwithstanding, in the event it shall be determined that any payment, distribution, acceleration of vesting or other benefit which the Executive receives or becomes entitled to receive, whether alone or in combination, and whether pursuant to the terms of this Agreement or any other agreement, plan or arrangement with the Company or any of its affiliates or any of their respective successors or assigns, but determined without regard to any additional payments required under this Section 9 (collectively, the "Payments"), would be subject to the excise tax imposed by Section 4999 of the Code (or any successor provision), or any interest or penalties are incurred by the Executive with respect to such excise tax (such excise tax, together with any such interest and penalties, are hereinafter collectively referred to as the "Excise Tax"), then the Executive shall be entitled to receive an additional payment (a "Gross-Up Payment") in an amount such that after payment by the Executive of (i) all taxes with respect to the Gross-Up Payment (including any interest or penalties imposed with respect to such taxes) including, without limitation, any income taxes (and any interest and penalties imposed with respect thereto), and (ii) the Excise Tax imposed upon the Gross-Up Payment, the Executive retains an amount of the Gross-Up Payment equal to the Excise Tax imposed on the Payments.


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            (b)   Subject to the provisions of Section 9(c), all
determinations required to be made under this Section 9, including whether and when a Gross-Up Payment is required and the amount of such Gross-Up Payment and the assumptions to be utilized in arriving at such determination, shall be made by KPMG Peat Marwick or such other nationally recognized accounting firm then auditing the accounts of the Company (the "Accounting Firm") which shall provide detailed supporting calculations both to the Company and the Executive within 15 business days of the receipt of notice from the Executive that there has been a Payment, or such earlier time as is requested by the Company. In the event that the Accounting Firm is unwilling or unable to perform its obligations pursuant to this Section 9, the Executive shall appoint another nationally recognized accounting firm to make the determinations required hereunder (which accounting firm shall then be referred to as the Accounting Firm hereunder). All fees and expenses of the Accounting Firm shall be borne solely by the Company. Any Gross-Up Payment, determined pursuant to this Section 9, shall be paid by the Company to the Executive within five days of the receipt of the Accounting Firm's determination. Any determination by the Accounting Firm shall be binding upon the Company and the Executive. As a result of the potential uncertainty in the application of Section 4999 of the Code (or any successor provision) at the time of the initial determination by the Accounting Firm hereunder, it is possible that Gross-Up Payments which will not have been made by the Company should have been made ("Underpayment"), consistent with the calculations required to be made hereunder. In the event that the Company exhausts its remedies pursuant to Section 9(c) and the Executive thereafter is required to make a payment of any Excise Tax, the Accounting Firm shall determine the amount of the Underpayment that has occurred and any such Underpayment shall be promptly paid by the Company to or for the benefit of the Executive.

            (c) The Executive shall notify the Company in writing of any claim by the Internal Revenue Service that, if successful, would require the payment by the Company of the Gross-Up Payment. Such notification shall be given as soon as practicable but no later than 20 business days after the Executive is informed in writing of such claim and shall apprise the Company of the nature of such claim and the date on which such claim is requested to be paid. The Executive shall not pay such claim prior to the expiration of the 30-day period following the date on which he gives such notice to the Company (or such shorter period ending on the date that any payment of taxes with respect to such claim is due). If the Company notifies the Executive in writing prior to the expiration of such period that it desires to contest such claim, the Executive shall:

              (i) give the Company any information reasonably requested by the Company relating to such claim,

             (ii) take such action in connection with contesting such claim as the Company shall reasonably request in writing from time to time, including, without limitation, accepting legal representation with respect to such claim by an attorney reasonably selected by the Company,

            (iii) cooperate with the Company in good faith in order effectively to contest such claim, and


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             (iv) permit the Company to participate in any proceedings
relating to such claim;

provided, however, that the Company shall bear and pay directly all costs and expenses (including additional interest and penalties) incurred in connection with such contest and shall indemnify and hold the Executive harmless, on an after-tax basis, for any Excise Tax or income tax (including interest and penalties with respect thereto) imposed as a result of such representation and payment of costs and expenses. Without limiting the foregoing provisions of this Section 9(c), the Company shall control all proceedings taken in connection with such contest and, at its sole option, may pursue or forgo any and all administrative appeals, proceedings, hearings and conferences with the taxing authority in respect of such claim and may, at its sole option, either direct the Executive to pay the tax claimed and sue for a refund or contest the claim in any permissible manner, and the Executive agrees to prosecute such contest to a determination before any administrative tribunal, in a court of initial jurisdiction and in one or more appellate courts, as the Company shall determine; provided, however, that if the Company directs the Executive to pay such claim and sue for a refund, the Company shall advance the amount of such payment to the Executive, on an interest-free basis, and shall indemnify and hold the Executive harmless, on an after-tax basis, from any Excise Tax or income tax (including interest or penalties with respect thereto) imposed with respect to such advance or with respect to any imputed income with respect to such advance; and further provided that any extension of the statute of limitations relating to payment of taxes for the taxable year of the Executive with respect to which such contested amount is claimed to be due is limited solely to such contested amount.
Furthermore, the Company's control of the contest shall be limited to issues with respect to which a Gross-Up Payment would be payable hereunder and the Executive shall be entitled to settle or contest, as the case may be, any other issue raised by the Internal Revenue Service or any other taxing authority.

            (d) If, after the receipt by the Executive of an amount advanced by the Company pursuant to Section 9(c), the Executive becomes entitled to receive any refund with respect to such claim, the Executive shall (subject to the Company's complying with the requirements of Section 9(c)) promptly pay to the Company the amount of such refund (together with any interest paid or credited thereon after taxes applicable thereto). If, after the receipt by the Executive of an amount advanced by the Company pursuant to Section 9(c), a determination is made that the Executive shall not be entitled to any refund with respect to such claim and the Company does not notify the Executive in writing of its intent to contest such denial of refund prior to the expiration of 30 days after such determination, then such advance shall be forgiven and shall not be required to be repaid and the amount of such advance shall offset, to the extent thereof, the amount of Gross-Up Payment required to be paid.

            10. FULL SETTLEMENT. The Company's obligation to make the payments provided for in this Agreement and otherwise to perform its obligations hereunder shall not be affected by any circumstances, including, without limitation, any set-off, counterclaim, recoupment, defense or other right which the Company may have against the Executive or others whether by reason of the subsequent employment of the Executive or otherwise. In no event shall the Executive be obligated to seek other employment by way of mitigation of the amounts payable to the Executive under any of the provisions of this Agreement, and no amount payable under


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

this Agreement shall be reduced on account of any compensation received by the Executive from other employment. In the event that the Executive shall in good faith give a Notice of Termination for Good Reason and it shall thereafter be determined by mutual consent of the Executive and the Company or by a tribunal having jurisdiction over the matter that Good Reason did not exist, the employment of the Executive shall, unless the Company and the Executive shall otherwise mutually agree, be deemed to have terminated, at the date of giving such purported Notice of Termination, by mutual consent of the Company and the Executive and, except as provided in the last preceding sentence, the Executive shall be entitled to receive only those payments and benefits which he would have been entitled to receive at such date otherwise than under this Agreement.

            11. DISPUTES; LEGAL FEES AND EXPENSES. (a) Any dispute or controversy arising under or in connection with this Agreement shall be settled exclusively and finally by expedited arbitration, conducted before a single arbitrator in Minneapolis, Minnesota, in accordance with the rules governing employment disputes then in effect of the American Arbitration Association. The arbitrator shall be approved by both the Company and the Executive. Judgment may be entered on the arbitrator's award in any court having jurisdiction.

            (b) In the event that any claim by the Executive under this Agreement is disputed, the Company shall pay all reasonable legal fees and expenses incurred by the Executive in pursuing such claim, provided that the Executive is successful as to at least part of the disputed claim by reason of arbitration, settlement or otherwise.

            12. CONFIDENTIAL INFORMATION; NONCOMPETITION. (a) The Executive shall hold in a fiduciary capacity for the benefit of the Company all secret or confidential information, knowledge or data relating to the Company or any of its affiliated companies, and their respective businesses,
(i) obtained by the Executive during his employment by the Company or any of its affiliated companies and (ii) not otherwise public knowledge (other than by reason of an unauthorized act by the Executive). After termination of the Executive's employment with the Company, the Executive shall not, without the prior written consent of the Company, unless compelled pursuant to an order of a court or other body having jurisdiction over such matter, communicate or divulge any such information, knowledge or data to anyone other than the Company and those designated by it.

            (b) It is mutually acknowledged that by virtue of Executive's positions with the Company and its subsidiaries, he will become possessed of certain valuable and confidential information concerning the customers, business methods, procedures and techniques of the Company and its subsidiaries. It is further understood that Executive will develop contacts among the customers of the Company and its subsidiaries, and it is mutually understood and agreed that the customers of the Company and its subsidiaries and the business methods and procedures and techniques developed by the Company and its subsidiaries are valuable assets and properties of the Company and its subsidiaries. Without limitation, it is also specifically acknowledged that great trust on the part of the Company and its subsidiaries will reside in Executive, since Executive's duties will include involvement in the management, promotion and development of the Company's business. Accordingly, the parties deem it necessary to enter into the protective covenants set forth below, the terms and conditions of which have been negotiated by and between the parties hereto:

              (i) Executive agrees that during the Retention Period and until the last day of the Non-compete Period (as hereinafter defined), he will not, directly or indirectly, on his own behalf or on the behalf of any third party, perform management, accounting, financial, marketing, sales, administrative or executive duties, in any business conducted within the Territories (as defined below) whose primary business consists of originating or purchasing automobile or truck loans or leases from automobile or truck dealers, packaging such loans or leases, reselling such loans or leases or servicing such loans or leases (the "Restricted Activities") or for any subdivision or department of any business whose primary business does not consist of Restricted Activities, but where the primary business of such subdivision or department consists of Restricted Activities. As used in this Addendum, the term "Territories" means any state in which any loans or leases originated or acquired by the Company are originated (determined by the location of the dealers from whom the loans or leases were purchased or, in the case of loans or leases, originated by the Company where the borrower or lessee resides). As used herein the term "Non-compete Period" shall mean as follows: (i) in the event the Executive's employment hereunder is terminated pursuant to Section 6(b) or 6(c), the period commencing on the Termination Date and continuing until the first anniversary of the Termination Date; and
(ii) in the event of the Executive's employment hereunder is terminated pursuant to Section 6(a), 6(d) or 6(e), the period commencing on the Termination Date and continuing until the same day of the sixth consecutive month thereafter.

             (ii) Executive agrees that during the Retention Period and until the first anniversary of the Date of Termination, he will not, directly or indirectly, solicit, divert, take away or attempt to solicit, divert, or take away from the Company, or any subsidiary, any of the dealers and other sources from which the Company or any subsidiary acquires loans or leases or from whom the loan or lease packages are received by the Company or any subsidiary.

            (iii) Executive agrees that during the Retention Period and until the first anniversary of the Date of Termination, he will not, directly or indirectly, on his own behalf or in the service or on behalf of others, solicit, divert or hire away, or in any manner attempt to solicit, divert or hire away any person employed by the Company or any subsidiary, whether or not such employee is a full-time employee or a temporary employee of the Company or any subsidiary, and whether or not such employment was pursuant to a written or oral contract of employment and whether or not such employment was for a determined period or was at will.

            (c) Executive acknowledges that the provisions of this Section 12 constitute a material inducement to the Company to enter into the Agreement. Executive further acknowledges that the Company's remedy at law for a breach by him of the provisions of this Section 12 will be inadequate. Accordingly, in the event of a breach or threatened breach by Executive of any provision of this Section 12, the Company will be entitled to injunctive relief in addition to any other remedy it may have. If any of the provisions of, or covenants contained in, this Section 12 are hereafter construed to be invalid or unenforceable in any jurisdiction, the same will not affect the remainder of the provisions or the enforceability thereof in any other jurisdiction, which will be given full effect, without regard to the invalidity or unenforceability in such other jurisdiction. If any of the provisions of, or covenants contained in, this Section 12 are held to be unenforceable in any jurisdiction because of the duration or geographical scope thereof, the parties agree that the court making such determination will have the power to reduce the duration or geographical scope of such provision or covenant and, in its reduced form, such provision or covenant will be enforceable; provided, however, that the determination of such court will not affect the enforceability of this
Section 12 in any other jurisdiction.

            (d) In no event shall an asserted violation of the provisions of this Section 12 constitute a basis for deferring or withholding any amounts otherwise payable to the Executive under this Agreement or under any other agreement, plan or arrangement.

            13. SUCCESSORS. (a) This Agreement is personal to the Executive and, without the prior written consent of the Company, shall not be assignable by the Executive otherwise than by will or the laws of descent and distribution. This Agreement shall inure to the benefit of and be enforceable by the Executive's legal representatives.

            (b) This Agreement shall inure to the benefit of and be binding upon the Company and its successors. The Company shall require any successor to all or substantially all of the business and/or assets of the Company, whether direct or indirect, by purchase, merger, consolidation, acquisition of stock, or otherwise, by an agreement in form and substance satisfactory to the Executive, expressly to assume and agree to perform this Agreement in the same manner and to the same extent as the Company would be required to perform if no such succession had taken place.

            14. MISCELLANEOUS. (a) APPLICABLE LAW. This Agreement shall be governed by and construed in accordance with the laws of the State of Minnesota, applied without reference to principles of conflict of laws.

            (b) AMENDMENTS. This Agreement may not be amended or modified otherwise than by a written agreement executed by the parties hereto or their respective successors and legal representatives.

            (c) NOTICES. All notices and other communications hereunder shall be in writing and shall be given by hand delivery to the other party or by registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

      If to the Executive:          Robert A. Marshall
                                    209 Wolf Lane
                                    Ambler, Pennsylvania  19002

      If to the Company:            Arcadia Financial Ltd.
                                    7825 Washington Avenue South
                                    Minneapolis, MN 55439

                                    Attention:  Secretary
                                    (with a copy to the attention of the
                                    General Counsel)

or to such other address as either party shall have furnished to the other in writing in accordance herewith. Notices and communications shall be effective when actually received by the addressee.

            (d) TAX WITHHOLDING. The Company may withhold from any amounts payable under this Agreement such Federal, State or local taxes as shall be required to be withheld pursuant to any applicable law or regulation.

            (e) SEVERABILITY. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement.

            (f) CAPTIONS. The captions of this Agreement are not part of the provisions hereof and shall have no force or effect.

            15. ADDITIONAL CONSIDERATION. As additional consideration for Executive's agreement to the terms and conditions hereof, the Company shall
(i) grant to Executive a stock option to purchase two hundred thousand (200,000) shares of the Company's Common Stock at an exercise price equal to the fair market value of the stock on the grant date; and/or (ii) make a grant of Restricted Stock to Executive pursuant to the Company's 1998-2000 Restricted Stock Election Plan, as amended.

            IN WITNESS WHEREOF, the Executive has hereunto set his hand and the Company has caused this Agreement to be executed in its name on its behalf, all as of the day and year first above written.

                                                ARCADIA FINANCIAL LTD.


                                                By:___________________________
                                                Name:_________________________
                                                Title:________________________


                                                ______________________________
                                                Robert A. Marshall